Exhibit 10.56

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (“Agreement”) is effective as of April 1, 2008, and is made by and between United Natural Foods, Inc., a Delaware corporation (the "Company"), and Michael Funk ("Employee").  For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, including without limitation the Employee’s willingness to continue his employment with the Company and the other obligations of the parties hereunder, the parties hereby agree as follows:

1. The following terms shall have the following definitions:

(a) the term “Act” shall mean the Securities Exchange Act of 1934, as amended to date.

(b) the term “Affiliate” shall mean any corporation which is a subsidiary of the Company within the definition of “subsidiary corporation” under Section 424(f) of the Internal Revenue Code of 1986, as amended.

(c) the term "Cause" shall mean (i) conviction of Employee of a felony or crime of moral turpitude under applicable law, (ii) unauthorized acts intended to result in Employee's personal enrichment at the material expense of the Company or its reputation, or (iii) any violation of Employee's duties or responsibilities to the Company which constitutes willful misconduct or dereliction of duty, or breach of Section 6 of this Agreement.

(d) The term “Change in Control” means the happening of any of the following:

(i) any “person”, including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Act, but excluding the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Act), directly or indirectly, of securities of the Company representing the greater of 30% or more of the combined voting power of the Company’s then outstanding securities;

(ii) the stockholders of the Company shall approve a definitive agreement (1) for the merger or other business combination of the Company with or into another corporation if (A) a majority of the directors of the surviving corporation were not directors of the Company immediately prior to the effective date of such merger or (B) the stockholders of the Company immediately prior to the effective date of such merger own less than 50% of the combined voting power in the then outstanding securities in such surviving corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company; or

(iii) the purchase of 30% or more of the Stock pursuant to any tender or exchange offer made by any “person”, including a “group” (as such terms are used in Sections 13(d)

and 14(d) of the Act), other than the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates.

(e) the term "Disability" shall mean the material inability, in the reasonable opinion of the Board of Directors, of Employee to render his agreed upon full-time services to the Company due to physical and/or mental infirmity for a period of one hundred twenty (120) consecutive days, or an aggregate period of time exceeding one hundred twenty (120) days in any consecutive twelve (12) month period.

(f) the term “Effective Date” means the date on which a Change in Control occurs.  Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Employee’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Employee that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement, the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(g) the term  “Equity Plan” shall mean any option to purchase shares of the Common Stock $.01 par value per share of the Company (“Stock”)  granted to Employee pursuant to the Company’s  2002 Stock Incentive Plan, as amended from time to time (“Options”), any rights the Employee may have under the Company’s Employee Stock Ownership Plan, as amended from time to time, or any rights the Employee may have under any other current or future Company plan relating to Options or restricted stock, such as the 2004 Equity Incentive Plan.

(h) the term the “Good Reason” shall mean, without the Employee’s express written consent, the occurrence of any one or more of the following: (i) the assignment of Employee to duties materially adversely inconsistent with the Employee’s current duties, and failure to rescind such assignment within thirty (30) days of receipt of notice from the Employee; (ii) a relocation more than fifty miles from the Company’s Dayville, Connecticut offices; (iii) a reduction by the Company in the Employee’s base salary, or the failure of the Company to pay or cause to be paid any compensation or benefits hereunder when due or under the terms of any plan established by the Company, and failure to restore such base salary or make such payments within five (5) days of receipt of notice from the Employee; (iv) failure to include the Employee in any new employee benefit plans proposed by the Company or a material reduction in the Employee’s level of participation in any existing plans of any type; provided that a Company-wide reduction or elimination of such plans shall not be a violation of this Section (iv); or (v) the failure of the Company to obtain a satisfactory agreement from any successor to the Company with respect to the ownership of substantially all the stock or assets of the Company to assume and agree to perform this Agreement.

2. In the event (a) the Employee is terminated for reasons other than Cause, death or Disability or (b) the Employee resigns for Good Reason, in addition to the payment of any unpaid base salary and accrued and unpaid vacation as of the date of such termination or resignation, the Company shall continue Employee's base salary and medical benefits in effect as of the date of such termination or resignation for a period of one (1) year, subject to applicable withholding and deductions.   The foregoing notwithstanding, if the Employee is a “specified employee” of the Company (within the meaning of Section 409A of the Internal Revenue Code and its regulations and other guidance (“Section 409A”)), any payment that would otherwise be made pursuant to this Section 2 during the six-month period beginning on the date of termination of employment that constitutes “nonqualified deferred compensation” within the meaning of Section 409A shall be accrued and paid on the date that is six months and one day after the date of Employee’s “separation of service” with the Company (within the meaning of Section 409A of the Code) or, if earlier, the Employee’s date of death, and no interest or other adjustments shall be made to reflect the delay in payment.

3. In the event of termination for Cause, death or Disability, or resignation for other than Good Reason, the Company shall be under no obligation to other than to provide payment of any unpaid base salary and accrued and unpaid vacation as of the date of such termination or resignation; provided, however, that with respect to a termination for Cause, the Company may withhold any compensation due to Employee as a partial offset against any damages suffered by the Company as a result of Employee's actions.

4. In the event (a) the Employee is terminated for reasons other than Cause, death or Disability or (b) the Employee resigns for Good Reason, and such termination or resignation takes place on or within one (1) year after the Effective Date of a Change in Control, in addition to the compensation set forth in Section 2 and subject to any limitations imposed under applicable law: (i) any and all Options awarded to the Employee not previously exercisable and vested shall become fully vested and exercisable, (ii) subject to the terms of the Employee Stock Ownership Plan, Employee shall become fully vested in Employee’s account under the Employee Stock Ownership Plan and (iii) all restrictions shall lapse on and Employee shall become fully vested in all rights to restricted stock granted to Employee under any Equity Plan.

5. The availability, if any, of any other benefits shall be governed by the terms and conditions of the plans and/or agreements under which such benefits are granted.  The benefits granted under this Agreement are in addition to, and not in limitation of, any other benefits granted to Employee under any policy, plan and/or agreement.

6. Employee covenants with the Company as follows (as used in this Section 6, "Company" shall include the Company and its subsidiaries and affiliates):

(a) Employee shall not knowingly use for Employee’s own benefit or disclose or reveal to any unauthorized person, any trade secret or other confidential information relating to the

Company, or to any of the businesses operated by it, including, without limitation, any customer lists, customer needs, price and performance information, processes, specifications, hardware, software, devices, supply sources and characteristics, business opportunities, potential business interests, marketing, promotional pricing and financing techniques, or other information relating to the business of the Company, and Employee confirms that such information constitutes the exclusive property of the Company.  Such restrictions shall not apply to information which is generally (i) available in the industry or (ii) disclosed through no fault of Employee.  Employee agrees that Employee will return to the Company upon request, but in any event upon termination of employment, any physical embodiment of any confidential information and/or any summaries containing any confidential information, in whole in part, in any media.

(b) During the term of employment, and for a period of one year following termination of such employment for any reason or payment of any compensation, whichever occurs last, Employee shall not engage, directly or indirectly (which includes, without limitation, owning, managing, operating, controlling, being employed by, giving financial assistance to, participating in or being connected in any material way with any person or entity), anywhere in the United States in any activities with the following companies, that include Tree of Life or any of its subsidiaries, Nature’s Best, C&S Distributors or any other company which is a direct competitor of the Company with respect to (i) the Company’s activities on the date hereof and/or (ii) any activities which the Company becomes involved in during the Employee’s term of employment; provided, however, that Employee’s ownership as a passive investor of less than two percent (2%) of the issued and outstanding stock of a publicly held corporation so engaged, shall not by itself be deemed to constitute such competition. Further, during such one-year period Employee shall not act to induce any of the Company’s vendors, customers or employees to take action might be disadvantageous to the Company or otherwise disturb such party’s relationship with the Company.

(c) Employee hereby acknowledges that Employee will treat as for the Company’s sole benefit, and fully and promptly disclose and assign to the Company without additional compensation, all ideas, information, discoveries, inventions and improvements which are based upon or related to any confidential information protected under Section (a) herein, and which are made, conceived or reduced to practice by Employee during Employee’s employment by the Company and within one year after termination thereof.  The provisions of this subsection (c) shall apply whether such ideas, discoveries, inventions, improvements or knowledge are conceived, made or gained by Employee alone or with others, whether during or after usual working hours, either on or off the job, directly or indirectly related to the Company’s business interests (including potential business interests), and whether or not within the realm of Employee’s duties.

(d) Employee shall, upon request of the Company, but at no expense to Employee, at any time during or after employment by the Company, sign all instruments and documents and cooperate in such other acts reasonably required to protect rights to the ideas, discoveries, inventions, improvements and knowledge referred to above, including applying for, obtaining and enforcing patents and copyrights thereon in any and all countries.

(e) Employee recognizes that the possible restrictions on Employee’s activities which may occur as a result of Employee’s performance of Employee’s obligations under this Agreement are required for the reasonable protection of the Company and its investments, and Employee expressly acknowledges that such restrictions are fair and reasonable for that purpose.  Employee further expressly acknowledges that damages alone will be an inadequate remedy for any breach or violation of any of the provisions of this Agreement, and that the Company, in addition to all other remedies hereunder, shall be entitled, as a matter of right, to injunctive relief, including specific performance, with respect to any such breach or violation or threatened breach or violation, in any court of competent jurisdiction.  If any of the provisions of this Agreement are held to be in any respect an unreasonable restriction upon Employee then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable.  Employee expressly agrees that all payments and benefits due Employee under this Agreement shall be subject to Employee’s compliance with the provisions set forth in this Section 6.

(f) Except with respect to any shorter term as expressly provided herein, this Section 6 shall survive the expiration or earlier termination of Employee’s relationship with the Company for a period of ten (10) years.

7.  This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in force and effect.  This Agreement has been executed and delivered in the State of Connecticut, and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State.  This Agreement contains the entire understanding between the parties hereto and supersedes any and all prior agreements, oral or written, on the subject matter hereof between the Company and Employee, but it is not intended to, and does not, limit any prior, present or future obligations of the Employee with respect to confidentiality, ownership of intellectual property and/or non-competition which are greater than those set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, intending the Agreement to become binding and effective as of the date and year first written above.

United Natural Foods, Inc.	Employee

By_/s/_Daniel Atwood__	By_/s/ Michael Funk__